EXHIBIT 23.9
CONSENT OF PINCOCK, ALLEN & HOLT
Board of Directors of Nevada Pacific Gold Ltd.:
      We hereby consent to the use of our technical report dated September 13, 2006 relating to the Magistral Mine of Nevada Pacific Gold Ltd., which appears in the Registration Statement on Form S-4 and the related prospectus for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation and the Definitive Proxy Statement on Schedule 14A for U.S. Gold Corporation (collectively, the “SEC Filings”), for the registration of shares of U.S. Gold Common Stock and exchangeable shares of US Gold Canadian Acquisition Corporation. We also consent to the reference to us under the heading “Experts” in such SEC Filings.
Dated:  October 31, 2006
Pincock, Allen & Holt
/s/ Leonel Lopez
Leonel Lopez, C.P.G.
Principal Geologist